Exhibit 99.1

HLTH and WebMD Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@hlth.com	jnewman@hlth.com
201-414-2002	212-624-3912
212-624-3817
HLTH Corporation Update
WebMD Provides Preliminary Fourth Quarter Results
and Updates Financial Guidance for 2008
Kevin Cameron, HLTH CEO, To Take Medical Leave
Martin J. Wygod, Chairman, To Assume Acting CEO Role at HLTH
ELMWOOD PARK, NJ and NEW YORK, NY (February 11, 2008) – HLTH Corporation (Nasdaq: HLTH) provided a brief corporate update today.
In November 2007, HLTH Corporation indicated that it was evaluating potential transactions that would allow HLTH’s stockholders to participate more directly in the ownership of WebMD Health Corp. stock and would be making a proposal to a Special Committee formed by the Board of Directors of WebMD regarding a potential merger. HLTH announced today that it has not yet been able to reach agreement with the Special Committee and its advisors on mutually acceptable terms for a merger and that it plans to continue negotiations for a short period of time. After such period, the process is expected to conclude, whether or not an agreement is reached. There can be no assurance that a transaction will be agreed upon or ultimately consummated.
HLTH has received a great deal of interest from potential strategic buyers for both VIPS and Porex since announcing that HLTH was considering selling those businesses. HLTH will be moving rapidly to obtain formal offers for these businesses from potential buyers and plans to continue that process whether or not an agreement is reached with respect to the merger with WebMD.
HLTH Closes Sale of 48% Interest in Emdeon Business Services for $575 Million
In a separate release today, HLTH Corporation announced that it has executed a definitive agreement and closed the sale of its 48% minority interest in Emdeon Business Services to an affiliate of General Atlantic LLC and investment funds managed by Hellman & Friedman LLC. The sale price was $575 million in cash.
HLTH expects to recognize a taxable gain on this transaction and expects to utilize a portion of its federal net operating loss (“NOL”) carryforward to offset a portion of the tax liability resulting from this transaction. Under the tax sharing agreement between HLTH and WebMD, WebMD will be reimbursed for any NOL carryforward attributable to WebMD that is utilized by HLTH in this transaction. The amount of the utilization of the WebMD NOL carryforward and related reimbursement is dependent on numerous factors and cannot be determined at this time.

WebMD Fourth Quarter and Full Year 2007 Preliminary Financial Results
WebMD expects that it will report financial results for the fourth quarter and full year 2007 at the high end of the revenue range and at or above the high end of the range for earnings before interest, taxes, depreciation, amortization, and other non-cash items (“Adjusted EBITDA”) and net income included in the guidance it provided in November 2007, after adjusting that guidance to reflect the sale of its offline professional medical reference and textbook publication business discussed below. These preliminary expectations for WebMD’s results for the fourth quarter and full year 2007 do not reflect amounts for any benefit relating to a reversal of valuation allowance against its deferred tax assets or for any gain from the sale of the discontinued operations discussed below.
WebMD announced that it sold, effective December 31, 2007, its offline professional medical reference and textbook publication business. This business, which will be reflected as a discontinued operation in the Company’s financial statements, was anticipated to generate revenue of approximately $1 million and $4.3 million for the fourth quarter and full year 2007, respectively, with no contribution to Adjusted EBITDA or net income for either the fourth quarter or full year 2007.
WebMD is completing its normal year end closing process and, as previously announced, will provide fourth quarter and year end financial results on February 21, 2008 and host a conference call to discuss those results at 4:45 PM ET on that day.
WebMD 2008 Financial Guidance
WebMD announced today that it is updating its financial guidance for 2008. After adjusting for the impact of the sale of its offline professional medical reference and textbook publication business discussed above, WebMD’s prior financial guidance for 2008, as disseminated on November 7, 2007, was:
•	Revenue of $415 to $430 million,

•	Adjusted EBITDA of $120 to $130 million, and

•	Net income of $44 to $53 million.
WebMD’s updated financial guidance for 2008 is summarized as follows:
•	Revenue of $395 to $415 million,

•	Adjusted EBITDA of $107.5 to $120 million, and

•	Net income of $36.5 to $46 million.
This financial guidance does not reflect any benefit resulting from any reversal of valuation allowance against WebMD’s deferred tax assets.
WebMD’s updated 2008 revenue guidance, which is about 5% lower than its previous guidance, reflects recent events that include:
•	A more conservative outlook associated with our display advertising distribution agreement with Yahoo, based on the potential acquisition of their business.

•	Recent legal developments impacting certain of our pharmaceutical advertisers’ product marketing plans.

•	A more cautious business environment which may affect new client procurement decisions, particularly in the private portals market.
WebMD currently expects 2008 revenue of $395 to $415 million, assuming the following distribution:
•	Approximately 72% from advertising and sponsorship, with organic revenue growth of approximately 26% to 32% over 2007;

•	Approximately 23% from licensing of our private portal products, with organic revenue growth of approximately 10% to 14% over 2007; and

•	Approximately 5% from publishing and content syndication revenues, consistent with 2007.
Wayne Gattinella, President and Chief Executive Officer of WebMD, said: “While we feel it is prudent to incorporate a more conservative outlook in our financial guidance at this time, we remain enthusiastic about our growth opportunities and confident in our ability to continue to deliver strong operating performance.”
A schedule outlining WebMD’s updated 2008 quarterly financial guidance is attached to this press release.
Management Update
HLTH Corporation announced today that Kevin Cameron, CEO, will begin medical leave, effective immediately. Martin J. Wygod, Chairman, will assume the role of Acting CEO at HLTH.
About HLTH Corporation
HLTH Corporation’s (Nasdaq: HLTH) businesses are comprised of WebMD Health Corp. (Nasdaq: WBMD), ViPS and Porex. WebMD provides health information services for consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. ViPS provides healthcare data management, analytics, decision- support and process automation solutions and related information technology services to governmental, Blue Cross Blue Shield and commercial healthcare payers. ViPS’ solutions and services help its clients improve patient outcomes, increase customer satisfaction and reduce costs. Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.
About WebMD
WebMD Health Corp. (Nasdaq: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. WebMD Health Corp. is a subsidiary of HLTH Corporation (Nasdaq: HLTH).
The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicine, eMedicine Health, RxList and theHeart.org.
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All statements contained in this press release and the attached Financial Guidance Summary, other than statements of historical fact, are forward-looking statements, including those regarding: WebMD’s preliminary fourth quarter results (which reflect what WebMD currently expects to report and are subject to adjustment); WebMD’s future financial results and other measures of WebMD’s future performance; market opportunities and WebMD’s ability to capitalize on them; the benefits expected from new products or services and from other potential sources of additional revenue; the potential merger transaction between HLTH and WebMD (the “Potential Merger Transaction”); and the potential sales transactions with respect to ViPS and Porex (the “Potential Sales Transactions”). These statements speak only as of the date of this Current Report, are based on WebMD’s current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD’s products and services; relationships with customers and strategic partners; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our other Securities and Exchange Commission filings. In addition, there can be no assurances regarding: on about these matters can be found in our Securities and Exchange Commission filings. In addition, there can be no assurances regarding: whether HLTH and WebMD will proceed with the Potential Merger Transaction or any other transaction relating to HLTH’s ownership interest in WebMD or as to the timing or terms of any such transaction; whether HLTH will proceed with the Potential Sales Transactions or as to the timing or terms of such transactions. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

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This press release and the attached Financial Guidance Summary include financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The Financial Guidance Summary attached to this press release includes reconciliations of non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A to this press release and the Financial Guidance Summary.
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WebMD®, WebMD Health®, Medscape®, eMedicine®, MedicineNet®, RxList®, Subimo®, Medsite®, The Little Blue Book® and Summex®, are trademarks of WebMD Health Corp. or its subsidiaries.
POREX® and ViPSSM are trademarks of HLTH Corporation or its subsidiaries.
Emdeontm and Emdeon Business Servicestmss are trademarks of Emdeon Business Services, LLC or its subsidiaries.